UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 30, 2007

Alliance Distributors Holding Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32319	33-0851302
(Commission File Number)	(IRS Employer Identification No.)

1160 Commerce Avenue, Bronx, New York	11462
(Address of Principal Executive Offices)	(Zip Code)

(718) 536-2248
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Reference is made to item 5.02 for information on an agreement and general release and waiver dated July 30, 1007 between the Company and Mr. Andre Muller.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2007, the Company reported on Form 8-K that on July 26, 2007, Andre Muller had resigned as a director and officer of the Company. Prior to his resignation, Mr. Muller served as a director and as its President and Chief Operating Officer.

The Company and Mr. Muller on July 31, 2007 entered into an agreement and general release and waiver dated July 30, 2007 (the “Agreement”). The Agreement provides, among other things, that for the period to end on July 26, 2008, the Company will pay to Mr. Muller amounts equal to the salary installments (net of withholding taxes) he would have received during this period at the annual rate of $400,000 that applied prior to his resignation. In addition, if Mr. Muller elects to continue medical coverage under the Company’s health insurance plan pursuant to COBRA, the Company will pay 50% of the cost of this COBRA coverage for the period to end on July 26, 2008. Mr. Muller may revoke the Agreement by notice given to the Company before August 7, 2007.

The foregoing summary of the Agreement is qualified by reference to the form of the document that is filed as an exhibit to this report.

Item 9.01.	Financial Statements and Exhibits

 (d) EXHIBITS

Exhibit No.	Description
10.1	Form of agreement and general release and waiver dated July 30, 2007 between the Company and Mr. Andre Muller	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE DISTRIBUTORS HOLDING INC.
(Registrant)

Date: August 3, 2007	/s/ Stephen Agress
Stephen Agress
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Form of agreement and general release and waiver dated July 30, 2007 between the Company and Mr. Andre Muller	Filed herewith